Exhibit 10.49

POOLING AGREEMENT No. 3

THIS POOLING AGREEMENT No. 3 (this “Agreement”) is made as of November 1, 2013, by and among FVE Managers, Inc. (“Manager”) and the parties listed on Schedule A (each a “TRS” and collectively, “TRSes”).

RECITALS:

Each TRS has entered into a Management Agreement with Manager (each a “Management Agreement” and collectively, the “Management Agreements”) with respect to the real estate and personal property described in Schedule B opposite such TRS’s name which is licensed as an assisted living facility and/or a skilled nursing facility (each a “Facility” and collectively, the “Facilities”), which Management Agreements are listed on Schedule C.

The parties desire that working capital of each of the Facilities and all revenues from operation of each of the Facilities be pooled for purposes of paying operating expenses of the Facilities, fees and other amounts due to Manager and TRSes.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
DEFINED TERMS

1.01.                     Definitions.  Capitalized terms used, but not otherwise defined in this Agreement shall have the meanings given to such terms in the Management Agreements. The following capitalized terms as used in this Agreement shall have the meanings set forth below:

“Additional Facility” is defined in Section 7.01.

“Additional Management Agreement” is defined in Section 7.01.

“Additional TRS” is defined in Section 7.01.

“Aggregate Annual Statement” means the Aggregate Monthly Statement for the month of December in each year.

“Aggregate Base Fee” means an amount equal to 3% of the Aggregate Gross Revenues.

“Aggregate Facility Expenses” means the sum of Facility Expenses of the Facilities.

“Aggregate Gross Revenues” means the sum of Gross Revenues of the Facilities.

“Aggregate Incentive Fee” means an amount that is equal to thirty-five percent (35%) of Aggregate Net Operating Income remaining after payment of the Aggregate TRS Priority Return.

“Aggregate Invested Capital” means the sum of the Invested Capital for each of the Facilities, including each Additional Facility.

“Aggregate Monthly Statement” is defined in Section 4.01(a).

“Aggregate Net Operating Income” means an amount equal to Aggregate Gross Revenues less Aggregate Facility Expenses.

“Aggregate TRS Priority Return” means an annual amount equal to eight percent of Aggregate Invested Capital.

“Aggregate TRS Residual Payment” means an amount equal to 65% of the Aggregate Net Operating Income after payment of the Aggregate TRS Priority Return.

“Agreement” is defined in the Preamble.

“Facility” and “Facilities” is defined in the Recitals.

“Management Agreement” and “Management Agreements” is defined in the Recitals.

“Manager” is defined in the Preamble.

“Manager Shortfall Advance” is defined in Section 5.01.

“Non-Economic Facilities” is defined in Section 5.02.

“Priority Return Shortfall” is defined in Section 5.01.

“TRS” is defined in the Preamble.

ARTICLE II
GENERAL

The parties agree that so long as a Facility is subject to this Agreement, all Working Capital and all Gross Revenues of such Facility shall be pooled pursuant to this Agreement and disbursed to pay all Aggregate Facility Expenses, fees and other amounts due Manager and TRSes (not including amounts due pursuant to Section 15.05 of the Management Agreements) with respect to the Facilities and that the corresponding provisions of each Management Agreement shall be superseded as provided in Section 3.03.  The parties further agree that if Manager gives a notice of non-renewal of the Term with respect to any Facility, it shall be deemed to be a notice of non-renewal of the Term with respect to all the Facilities.

ARTICLE III
PRIORITIES FOR
DISTRIBUTION OF AGGREGATE GROSS REVENUES

3.01.                     Priorities for Distribution of Aggregate Gross Revenues.  Aggregate Gross Revenues shall be distributed in the following order of priority:

(1)                                 First, to pay Aggregate Facility Expenses (which shall not include the Aggregate Base Fee).

(2)                                 Second, to Manager to pay the Aggregate Base Fee and any interest that may have accrued pursuant to Section 3.02.

(3)                                 Third, to TRS in an amount equal to the Aggregate TRS Priority Return and any interest that may have accrued pursuant to Section 3.02.

(4)                                 Fourth, to Manager to reimburse it for payment of any Manager Shortfall Advance, plus applicable interest calculated at the Interest Rate.

(5)                                 Fifth, to Manager, in an amount equal to the Aggregate Incentive Fee.

(6)                                 Sixth, to TRS, in an amount equal to the Aggregate TRS Residual Payment.

3.02.                     Timing of Payments.  Payment of the Aggregate Facility Expenses, excluding the Aggregate Base Fee, shall be made in the ordinary course of business.  The Aggregate Base Fee and accrued interest, if any, shall be paid on the first Business Day of each calendar month, in advance, based upon Manager’s then estimate of the prior month’s Aggregate Gross Revenues.  The Aggregate TRS Priority Return and accrued interest, if any, shall be paid on the first Business Day of each calendar month, in advance in approximately equal monthly installments, based upon Aggregate Invested Capital most recently reported to Manager by TRS. The Aggregate Base Fee and Aggregate TRS’s Priority Return shall be subject to adjustment by increasing or decreasing the payment due in the following month based upon Aggregate Gross Revenues reflected in the Aggregate Monthly Financial Statements and increases or decreases in Aggregate Invested Capital reported to Manager by TRS, as the case may be.  If any installment of the Aggregate Base Fee or the Aggregate TRS Priority Return is not paid when due, it shall accrue and bear interest at the Interest Rate. The Aggregate Incentive Fee and Aggregate TRS Residual Payment shall be paid on the last Business Day of the calendar month following the month to which such Aggregate Incentive Fee and Aggregate TRS Residual Payment relate, in arrears, and shall be based upon the Aggregate Monthly Statements.  Additional adjustments to all payments will be made on an annual basis based upon the Aggregate Monthly Statements for the full calendar year and any audits conducted pursuant to Section 6.03 of the Management Agreements.  The Aggregate TRS Priority Return and Aggregate TRS Residual Payment shall be allocated among TRSes as the TRSes shall determine in their sole discretion and Manager shall have no responsibility or liability in connection therewith.

3.03.                     Relationship with Management Agreements.  For as long as this Agreement is in effect with respect to a Facility, the provisions of Section 3.01 and 3.02 shall supersede Sections 5.01 and 5.02 of the Management Agreement then in effect with the applicable Facility.

ARTICLE IV
FINANCIAL STATEMENTS

Manager shall prepare and deliver the following financial statements to the TRSes:

(a)                            not later than ten Business Days after the end of each calendar month, a consolidated balance sheet and related statement of income and expense of all of the Facilities for such calendar month and for the then current calendar year to date, certified by Manager’s Controller on a monthly basis and by Manager’s Chief Financial Officer on a quarterly basis as being true and correct to the best of his/her knowledge (“Aggregate Monthly Statement”).

(b)                            Manager shall also prepare and deliver such other statements or reports as any TRS may, from time to time, reasonably request.

The financial statements delivered pursuant to this Article IV are in addition to any financial statements required to be prepared and delivered pursuant to the Management Agreements.

ARTICLE V
SHORTFALL; NON-ECONOMIC FACILITIES

5.01.                     Shortfall.  If in each of three consecutive calendar years the Aggregate TRS Priority Return (together with any accrued interest) has not been paid in full (a “Priority Return Shortfall”), by notice given after December 31 of the fifth calendar year following the year in which the last Facility or Additional Facility became subject to this Agreement, within sixty (60) days after receipt of the Aggregate Annual Statement for such third year, the TRSes may terminate all, but not less than all, of the Management Agreements.  Prior to exercising the right to terminate, TRSes shall give Manager notice and if within ten (10) days thereafter, Manager funds the Priority Return Shortfall (a “Manager Shortfall Advance”), TRSes shall not exercise the right to terminate, provided Manger may not exercise its right to fund the Priority Return Shortfall more frequently than once every four (4) years.  Manager may recover any amounts paid by it as a Manager Shortfall Advance as provided in Section 3.01, provided that amounts not recovered during the four (4) calendar years following the year in which payment of a Manager Shortfall Advance was made shall be deemed waived and shall not be payable in any subsequent year.

5.02.                     Non-Economic Facilities.  If the Gross Revenues of any Facility are insufficient to pay all Facility Expenses and the Base Fee of such Facility in full during each of two (2) consecutive calendar years, Manager shall, upon thirty (30) days notice to the relevant TRS, be entitled to designate such Facility a “Non-Economic Facility.”  Notwithstanding the foregoing, Manager shall not be entitled without the Owner’s consent to designate Facilities for which the Invested Capital in the aggregate would exceed twenty percent (20%) of Aggregate Invested Capital and further provided for purposes of this Section 5.02 only, Aggregate Invested Capital shall be determined without giving effect to the termination of the Management Agreement of a Non-Economic Facility and without reduction for proceeds from the sale, or deemed sale, of any Non-Economic Facility.  Manager may request an increase in the foregoing twenty percent (20%) threshold at any time, which Owner may accept or reject in its sole discretion.

Manager shall market a Facility designated as a Non-Economic Facility for sale and any costs incurred by the Manager in connection with such marketing activities and the sale of such Facility shall be paid out of the net proceeds of such sale.  The relevant TRS and Owner shall cooperate with Manager in compiling any relevant information, preparing marketing materials and otherwise in connection with the sale of a Non-Economic Facility.

5.03.                     Sale Process.  If a Non-Economic Facility is marketed for sale in accordance with Section 5.02 and Manager receives an offer therefor which it wishes to accept on behalf of the TRS and Owner, Manager shall give the relevant TRS prompt notice thereof, which notice shall include a copy of the offer and any other information reasonably requested by such TRS.  If the relevant TRS, on behalf of the relevant Owner, shall fail to accept or reject such offer within seven (7) Business Days after receipt of such notice and other information from Manager, such offer shall be deemed to be accepted.  If the offer is rejected by the relevant TRS on behalf of the relevant Owner and, if the Manager elects to continue marketing the Facility by providing written notice to the relevant TRS within seven (7) days of such rejection and the Manager does not obtain another offer within ninety (90) days that is accepted by the relevant TRS, the Non-Economic Facility shall be deemed to have been sold to the relevant TRS on the date, at the price and on the other terms contained in the offer.  If a Non-Economic Facility is sold to a third party or deemed to have been sold to the relevant Owner pursuant to such offer, effective as of the date of sale or deemed sale: (i) the Management Agreement shall terminate with respect to such Non-Economic Facility; (ii) the Aggregate Invested Capital shall be reduced by an amount equal to the net proceeds of sale after reduction for the costs and expenses of the relevant TRS, relevant Owner and/or Manager (or, in the case of a deemed sale, the net proceeds of sale determined by reference to such offer, after reduction for any amounts actually expended and any amounts which would reasonably have been expected to have been expended if the sale had been consummated, by the relevant TRS, relevant Owner and/or Manager).  If the reduction of Aggregate Invested Capital is less than the Invested Capital of the Non-Economic Facility sold or deemed sold, the difference shall be proportionately reallocated to the Invested Capital of the remaining Facilities.

ARTICLE VI
ACCOUNTS

All Working Capital and all Gross Revenues of each of the Facilities may be pooled and deposited in one or more bank accounts in the name(s) of the TRSes designated by Manager, which accounts may, except as required by any Mortgage and related loan documentation or applicable law, be commingled accounts containing other funds owned by or managed by Manager.  Manager shall be authorized to access the accounts without the approval of TRSes, subject to any limitation on the maximum amount of any check, if any, established between Manager and TRSes as part of the Annual Operating Budgets.  One or more TRSes shall be a signatory on all accounts maintained with respect to the Facility, and TRSes shall have the right to require that one or more TRS’s signature be required on all checks/withdrawals after the occurrence of an Event of Default by Manager under this Agreement.  The TRSes shall provide such instructions to the applicable bank(s) as are necessary to permit Manager to implement the Manager’s rights and obligations under this Agreement.  The failure of any TRS to provide such instructions shall relieve Manager of its obligations hereunder until such time as such failure is cured.

ARTICLE VII
ADDITION AND REMOVAL OF FACILITIES

7.01.                     Addition of Facilities.  At any time and from time to time, Manager and any TRS or any Affiliate of TRS (an “Additional TRS”) which enters into a management agreement with

Manager (an “Additional Management Agreement”) for the operation of an additional assisted living facility or skilled nursing facility (an “Additional Facility”), the Additional TRS may become a party to this Agreement by signing an accession agreement confirming the applicability of this Agreement to such Additional Facility.  If an Additional Facility is made subject to this Agreement other than on the first day of a calendar month, the parties shall include such prorated amounts of the Gross Revenues and Facility Expenses (and other amounts as may be necessary) applicable to the Additional Facility for such calendar month, as mutually agreed in their reasonable judgment, in the calculation of Aggregate Gross Revenues and Aggregate Facility Expenses (and other amounts as may be necessary) for the calendar month in which the Additional Facility became subject to this Agreement and shall make any other prorations, adjustments, allocations and changes required.  Additionally, any amounts held as Working Capital or for Capital Replacements at the Additional Facility, if any, shall be held by Manager under this Agreement.

7.02.                     Removal of Facilities.  From and after the date of termination of any Management Agreement, the Facility managed thereunder shall no longer be subject to this Agreement.  If the termination occurs on a day other than the last day of a calendar month, the parties shall exclude such prorated amounts of the Gross Revenues and Facility Expenses (and other amounts as may be necessary) applicable to such Facility for such calendar month, as mutually agreed in their reasonable judgment, in the calculation of Aggregate Gross Revenues and Aggregate Facility Expenses (and other amounts as may be necessary) for the calendar month in which the termination occurred.  Additionally, the relevant TRS and Manager, both acting reasonably, shall mutually agree to the portion of the Working Capital and Aggregate Gross Revenues and any amounts being held by Manager for Capital Replacements allocable to the Facility being removed from this Agreement and the amount of the Working Capital, Aggregate Gross Revenues and amounts being held by Manager for Capital Replacements, if any, so allocated shall be remitted to the relevant TRS and the relevant TRS and Manager shall make any other prorations, adjustments, allocations and changes required.

ARTICLE VIII
TERM AND TERMINATION

8.01.                     Term.  This Agreement shall continue and remain in effect indefinitely unless terminated pursuant to Section 8.02.

8.02.                     Termination.  This Agreement may be terminated as follows:

(a)                            By the mutual consent of Manager and TRSes which are parties to the Agreement.

(b)                            Automatically, if all Management Agreements terminate or expire for any reason.

(c)                             By Manager, if any or all TRSes do not cure a material breach of this Agreement by any TRS or Owner within thirty (30) days of written notice of such breach from Manager and if such breach is not cured, it shall be an Event of Default under the Management Agreements.

(d)                            By TRSes, if Manager does not cure a material breach of this Agreement by Manager within thirty (30) days of written notice of such breach from any TRS.

8.03.                     Effect of Termination.  Upon the termination of this Agreement, except as otherwise provided in Section 12.02(i) or 14.04 of the Management Agreements, Manager shall be compensated for its services only through the date of termination and all amounts remaining in any accounts maintained by Manager pursuant to Article VI, after payment of such amounts as may be due to Manager hereunder, shall be distributed to TRSes.  Notwithstanding the foregoing, upon the termination of any single Management Agreement, pooled funds shall be allocated as described in Section 7.02.

8.04.                     Survival.  The following Sections of this Agreement shall survive the termination of this Agreement:  8.03 and Article IX.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01.                     Notices.  All notices, demands, consents, approvals, and requests given by any party to another party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, or on the next business day if transmitted by nationally recognized overnight courier, to the parties at the following addresses:

To TRS:

c/o SNH SE Tenant TRS, Inc.

Two Newton Place

225 Washington Street

Newton, Massachusetts 02458

Attn:  David J. Hegarty

Telephone: (617) 796-8104

Facsimile: (617) 796-8349

To Manager:

FVE Managers, Inc.

400 Centre Street

Newton, Massachusetts 02458

Attn:  Bruce J. Mackey

Telephone: (617) 796-8214

Facsimile: (617) 796-8243

9.02.                     Applicable Law; Arbitration.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Massachusetts, with regard to its “choice of law” rules.  Any “Dispute” (as such term is defined in the Management Agreements) under this Agreement shall be resolved through final and binding arbitration conducted in accordance with the procedures and with the effect of, arbitration as provided for in the Management Agreements.

9.03.                     Severability.  If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.04.                     Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

9.05.                     Headings and Interpretation.  The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “Section” in this Agreement shall be a reference to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by “without limitation.”  The words “hereof,” “herein,” “hereby,” and “hereunder, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision unless otherwise indicated.  The word “or” shall not be exclusive.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

9.06.                     Confidentiality of Information.  Any information exchanged between the Manager and each TRS pursuant to the terms and conditions of this Agreement shall be subject to Sections 17.06 or 17.07 of the Management Agreement and the Business Associate Agreement entered into between the Manager and each TRS.

9.07.                     Assignment.  Neither Manager nor any TRS may assign its rights and obligations under this Agreement to any other Person without the prior written consent of the other parties.

9.08.                     Entire Agreement; Construction; Amendment.  With respect to the subject matter hereof, this Agreement supersedes all previous contracts and understandings between the parties and constitutes the entire Agreement between the parties with respect to the subject matter hereof.  Accordingly, in the event of any conflict between the provisions of this Agreement and the Management Agreements, the provisions of this Agreement shall control, and the provisions of the Management Agreements are deemed amended and modified, in each case as required to give effect to the intent of the parties in this Agreement.  All other terms and conditions of the Management Agreements shall remain in full force and effect; provided that, to the extent that compliance with this Agreement shall cause a default, breach or other violation of the Management Agreement by one party, the other party waives any right of termination, indemnity, arbitration or otherwise under the Management Agreement related to that specific default, breach or other violations, to the extent caused by compliance with this Agreement.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

9.09.                     Third Party Beneficiaries.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for Owners, which are intended third party beneficiaries, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.

FVE Managers, Inc.

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President

SNH SE Tenant TRS, Inc.

By:	/s/ Richard A. Doyle
Richard A. Doyle
President

Schedule A

TRSes

SNH SE Tenant TRS, Inc.

Schedule B

Facilities

Willow Pointe, Verona, WI (SNH SE Tenant TRS Inc.)

Schedule C

Management Agreements

Management Agreement dated November 1, 2013 between FVE Managers, Inc. and SNH SE Tenant TRS, Inc. (Willow Pointe)